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                                                                       EXHIBIT 5

                                                     [CHRYSLER CORPORATION LOGO]

                                          February 14, 1997

Board of Directors
Chrysler Corporation

Registration Statement on Form S-4

Lady and Gentlemen:

     I am Vice President and General Counsel of Chrysler Corporation, a Delaware corporation (Chrysler), and in that capacity I am familiar with the Certificate of Incorporation and the By-Laws of Chrysler, as amended, and with its corporate proceedings and records, including the minutes of meetings of its Board of Directors and of Committees of its Board of Directors.

     I also am familiar with the Registration Statement of Chrysler on Form S-4 to be filed on or about the date hereof with the Securities and Exchange Commission (the Registration Statement), registering under the Securities Act of 1933, as amended (the Act), $500,000,000 aggregate principal amount of 7.45% Debentures due 2097, Series B of Chrysler (the Debentures) for issuance under the Act. The Debentures are to be issued under an indenture dated as of March 1, 1985, as amended and supplemented, between Chrysler and Manufacturers Hanover Trust Company, as Trustee, which has been succeeded by State Street Bank and Trust Company, as Successor Trustee (the Indenture). I also am familiar with the proceedings taken by Chrysler relating to the foregoing.

     Based upon the foregoing and having regard for legal considerations I deem relevant, it is my opinion that:

     1. Chrysler is duly organized, validly existing and in good standing under the laws of the State of Delaware.

     2. Chrysler has the lawful corporate power to create and issue the Debentures; and duly and validly has taken all corporate action necessary to authorize the execution and delivery of the Indenture.

     3. The Debentures, when duly authorized, executed and authenticated in accordance with the provisions of the Indenture, and when issued, sold and delivered in accordance with the provisions of the Indenture, will be valid and legally binding obligations of Chrysler, enforceable in accordance with their respective terms, except to the extent that enforcement thereof may be limited by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) or by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights.

     I hereby consent to the use of my name in the Registration Statement as counsel for Chrysler who has passed upon the legality of the Debentures being registered by the Registration Statement and as having prepared this opinion, and to the use of this opinion as a part (Exhibit 5) of the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                                          Sincerely,

                                          /s/ William J. O'Brien